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Hormel Foods
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Hormel Foods Announces the Retirement of Mark Coffey, Group Vice President of Supply Chain, and the Advancement of Steve Lykken

AUSTIN, Minn., (Feb. 1, 2024) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, announced the upcoming retirement of Mark Coffey, group vice president of supply chain. The company announced that Steve Lykken, group vice president of Jennie-O Turkey Store, will advance to group vice president of supply chain. In this role, Lykken will lead the company’s One Supply Chain organization, including procurement, manufacturing, engineering, logistics, research and development, quality management and plant operations.

“Mark has been a highly respected and impactful leader over his almost 40-year career with the company. His perseverance and empowering leadership through the challenges of the COVID pandemic were indispensable, and his operational expertise has been transformational. I thank Mark, and his wife Tammy, for their commitment and engagement in our community and wish them both the best in retirement,” said Jim Snee, chairman of the board, president and chief executive officer at Hormel Foods. “Steve’s breadth and depth of experience across our company, including business unit leadership, supply chain management, sales and marketing, makes him well suited for this critical role. I look forward to Steve’s vision and leadership to continue our track record of operational excellence.”

About Mark Coffey
Coffey started his career with Hormel Foods as a supervisor at the company’s former Ottumwa (Iowa) Plant in 1985. He held a variety of positions at several locations before moving to the Corporate Office (Austin, Minnesota) in 1991 as product manufacturing manager for cured and smoked meats. Coffey was promoted to plant manager at the company’s former Houston (Texas) Plant in 1995 and held this position at Dold Foods (Wichita, Kansas), Osceola (Iowa) Food and the company’s former Fremont (Nebraska) Plant before being named plant manager of the company’s flagship plant in Austin, Minnesota in 2005. He was named vice president of the company’s affiliated businesses group in 2011. In 2017, Coffey assumed the role of senior vice president of supply chain and was promoted to senior vice president of supply chain and manufacturing that same year. He was named group vice president of supply chain for Hormel Foods global operations in 2021.

Coffey is a graduate of Central College in Pella, Iowa, with a degree in business and system management and is a graduate of the University of Minnesota - Carlson School of Management Minnesota Executive Program.

About Steve Lykken
Lykken began his career at Hormel Foods in 1992 in a sales account executive role, later leading trade management and holding brand manager and group product manager roles. Lykken was named senior vice president of the retail division of Jennie-O Turkey Store in 2003, and senior vice president of supply chain for the business in 2011. He was appointed chief operating officer of Applegate Farms in 2015 and promoted to president in 2016. Lykken was named senior vice president, Hormel Foods and president of Jennie-O Turkey Store, Inc., the following year. He assumed his current role of group vice president, Jennie-O Turkey Store, in 2021.

Lykken holds an international business degree from Minnesota State University Moorhead and is a graduate of the University of Minnesota - Carlson School of Management Minnesota Executive Program.

About Hormel Foods — Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized on Fast Company’s list of the 100 Best Workplaces for Innovators, received a perfect score of 100 on the 2023–24 Corporate Equality Index and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.